Exhibit 99.1

Aclaris Therapeutics Announces Leadership Changes and Strategic Business Review

–	Douglas Manion, M.D. to step down as Chief Executive Officer, President and Member of Board of Directors –
–	Dr. Neal Walker, Current Chairman and Co-founder, Appointed as Interim Chief Executive Officer –

WAYNE, Pa., Jan. 16, 2024 (GLOBE NEWSWIRE) -- Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical-stage biopharmaceutical company focused on developing novel drug candidates for immuno-inflammatory diseases, today announced leadership changes and that it is undertaking a strategic review of its business.

Aclaris and Douglas Manion, M.D. have mutually agreed that Dr. Manion will step down as Aclaris’ Chief Executive Officer and President and member of the Board of Directors, effective immediately. In connection with his departure, the Board has appointed Dr. Neal Walker, Aclaris’ Chairman of the Board of Directors, as Interim Chief Executive Officer. Dr. Walker is a co-founder of Aclaris, has served as a member of the Board of Directors since its inception, and previously served as Aclaris’ Chief Executive Officer until 2022.

“Doug joined our company as we were actively heading into later stage development,” said Dr. Walker. “As the Company looks to reset in 2024, we agreed that the timing was right for this transition. On behalf of the company, I thank Doug for his many contributions to our company and we wish him the best in his future endeavors.”

Dr. Manion commented, “It has been a privilege to have been part of Aclaris Therapeutics and I am proud of the work our amazing team conducted to further scientific research.”

Concurrent with today’s announcement, Aclaris also announced that it is conducting a strategic review of its business to determine how to optimally deploy its capital to maximize shareholder return. On a preliminary unaudited basis, as of December 31, 2023, Aclaris’ aggregate cash, cash equivalents and marketable securities was approximately $182 million.

Aclaris also reiterates the following business plans:

●	ATI-1777: Aclaris is seeking a development and commercialization partner for ATI-1777, its investigational topical “soft” JAK 1/3 inhibitor. Aclaris recently reported positive top-line results from its Phase 2b trial in atopic dermatitis.
●	ATI-2138: Aclaris is assessing the most effective pathway including the lead indication for ATI-2138, its Phase 2 ready investigational oral covalent ITK/JAK3 inhibitor. Aclaris announced positive results from its Phase 1 MAD trial of ATI-2138 in 2023.
●	Discovery: Aclaris plans to continue to advance discovery programs through KINect®, its proprietary drug discovery platform.

“Throughout our history, Aclaris has remained focused on developing novel drugs where there is a lack of satisfactory treatment options,” said Dr. Walker. “We are well capitalized and we have recently taken the hard but necessary steps to streamline our operations to reduce costs and preserve capital in order to put Aclaris in an optimal position for the future.”

Aclaris has not established a timeline for the completion of its strategic review and does not intend to comment further unless and until its Board of Directors has approved a definitive course of action, or it is determined that other disclosure is necessary or appropriate.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates to address the needs of patients with immuno-inflammatory diseases who lack satisfactory treatment options. The company has a multi-stage portfolio of drug candidates powered by a robust R&D engine exploring protein kinase regulation. For additional information, please visit www.aclaristx.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Aclaris’ current beliefs and expectations. These forward-looking statements include Aclaris’ expectations regarding its development plans for its clinical and discovery programs, its plans to seek a development and commercialization partner for ATI-1777, its plans to undertake a strategic review of its business, and its aggregate cash, cash equivalents and marketable securities as of December 31, 2023. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Aclaris’ reliance on third parties over which it may not always have full control, Aclaris’ ability to enter into strategic partnerships on commercially reasonable terms, the uncertainty regarding the macroeconomic environment and other risks and uncertainties that are described in the Risk Factors section of Aclaris’ Annual Report on Form 10-K for the year ended December 31, 2022 and other filings Aclaris makes with the U.S. Securities and Exchange Commission from time to time. These documents are available under the “SEC Filings” page of the “Investors” section of Aclaris’ website at www.aclaristx.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to Aclaris as of the date of this release, and Aclaris assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

The preliminary, unaudited financial information set forth in this press release is subject to the completion of Aclaris’ audit process and is subject to change. The estimated preliminary results included in this press release should not be viewed as a substitute for Aclaris’ annual financial statements prepared in accordance with U.S. generally accepted accounting principles. There can be no assurance that the estimated preliminary results will be realized, and you are cautioned not to place undue reliance on the preliminary financial information, which reflects management’s current expectations and anticipated results of operations, which are subject to known and unknown risks, uncertainties and other factors that may cause Aclaris’ actual results to differ materially from the information presented herein.

Aclaris Therapeutics Contact:

investors@aclaristx.com